Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 14, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Oplink Communications, Inc., which appear in Oplink Communications, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

November 27, 2007